LSB FINANCIAL CORP. EXHIBIT 11 COMPUTATION OF PER SHARE EARNINGS
(Dollars in thousands)

	For the three months ended
	September 30, 2001			September 30, 2000

	Income	Weighted Average Shares	Per share Amount	Income	Weighted Average Shares	Per share Amount
Basic EPS
Income available to common shareholders	$562	1,336,842	$0.42	$513	1,329,192	$0.39

Effect of dilutive securities
Options		29,606			26,634

Diluted EPS
Income available to common shareholders	$562	1,366,448	$0.41	$513	1,355,826	$0.38

	For the nine months ended
	September 30, 2001			September 30, 2000
	Income	Weighted Average Shares	Per share Amount	Income	Weighted Average Shares	Per share Amount
Basic EPS
Income available to common shareholders	$1,627	1,335,422	$1.22	$1,532	1,321,538	$1.16

Effect of dilutive securities
Options		25,705			23,194

Diluted EPS
Income available to common shareholders	$1,627	1,361,128	$1.20	$1,532	1,344,733	$1.14